EXHIBIT 23.0
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements No. 333-87599 and No. 333-197614 on Form S-8 and No. 333-240150 on Form S-3 of Heritage Financial Corporation of our report dated February 24, 2022 relating to the consolidated financial statements and effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K.

/s/ Crowe LLP

Denver, Colorado
February 24, 2022